    As Filed With the Securities and Exchange Commission on June 20, 1996

                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON. D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         PLATINUM SOFTWARE CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 33-0277592
 (State or other jurisdiction of                (I.R.S. Employer
 incorporation or organization)                Identification No.)

             195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA      92718
            (Address of Principal Executive Offices)     (Zip Code)

                             ----------------------

                 KEY EMPLOYEE RESTRICTED STOCK PURCHASE GRANTS
                           (Full title of the plans)

                             ----------------------

                    L. George Klaus, Chief Executive Officer
                         Platinum Software Corporation
                 195 Technology Drive, Irvine, California 92718
                    (Name and address of agent for service)

                                 (714) 453-4000
         (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Perry Tarnofsky, Esq.
                         Platinum Software Corporation
                              195 Technology Drive
                           Irvine, California   92718

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                        CALCULATION OF REGISTRATION FEE


============================================================================================================
                                               Proposed Maximum        Proposed Maximum
  Title of Securities      Amount To Be             Offering          Aggregate Offering        Amount of
   To Be Registered         Registered          Price Per Share             Price           Registration Fee
============================================================================================================
    Common Stock,
    $.001 par value     2,500,000 shares(1)        $8.1875(2)           $20,468,750(2)         $7,057.63
============================================================================================================



(1) This Registration Statement covers an aggregate of 2,500,000 shares of Common Stock which have been issued to key employees pursuant to Restricted Stock Purchase Agreements and which may be reoffered and resold pursuant to the Prospectus included herein, in accordance with General Instruction C to Form S-8.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices reported by the Nasdaq National Market for the Common Stock on June 19, 1996, which was $8.1875 per share.

PROSPECTUS

                              DATED JUNE ____, 1996

                         PLATINUM SOFTWARE CORPORATION


                        2,500,000 SHARES OF COMMON STOCK
                               ($.001 PAR VALUE)


                         ------------------------------


         This Prospectus relates to the offer and sale of shares of common stock, $.001 par value ("Common Stock"), of Platinum Software Corporation (the "Company" or "Platinum"), which may be offered hereby from time to time by the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq National Market (the "Nasdaq NM") or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. The shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

         The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed on the Nasdaq NM under the symbol "PSQL". On June 19, 1996, the last reported sale price of the Company's Common Stock on the Nasdaq NM was $8.1875.


         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                         ------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                The date of this Prospectus is June ____, 1996.

                               TABLE OF CONTENTS


Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . .   3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Indemnification of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . .   9


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices of supplements to this Prospectus.

         The Company's Common Stock is listed on the Nasdaq NM. Reports, proxy statements and other information concerning the Company can be inspected at 1735 K Street, N.W., Washington D.C. 20006-1506.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

         a. The Company's Annual Report on Form 10-K for the year ended June 30, 1995;

         b. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1996 and March 31, 1996;

         c. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year covered by the annual report referred to in (a) above; and

         d. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 15, 1992.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Chief Financial Officer, Platinum Software Corporation, 195 Technology Drive, Irvine, California 92718, telephone number
(714) 453-4000.

                                  THE COMPANY

         The Company was incorporated in Delaware in November 1987 under the name "Platinum Holdings Corporation." In September 1992, the Company changed its name to Platinum Software Corporation. The Company has five operating subsidiaries: Platinum Software Canada, Ltd., Platinum Software (Aust.) Pty. Limited, Platinum Software (N.Z.) Limited, Platinum Software (U.K.) Limited, and Platinum Software (Ireland) Limited. Unless the context otherwise requires, references to the "Company" herein include Platinum Software Corporation and its operating subsidiaries. The Company's headquarters and principal place of business are located at 195 Technology Drive, Irvine, California 92718, and its telephone number is (714) 453-4000.


                                  RISK FACTORS

         The following factors should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby, together with all of the other information set forth or incorporated by reference in this Prospectus.

Liquidity. The Company's cash and cash equivalents decreased from $26.3 million at June 30, 1995 to $14.3 million at March 31, 1996, principally due to the use of cash in operations. Although, the Company's fiscal 1994 restructuring is substantially complete, there will be additional cash outlays in connection with discontinued products and lease terminations, estimated to be approximately $344,000. In addition, there will be further cash outlays estimated at approximately $1.4 million in connection with the second quarter fiscal 1996 restructuring and approximately $671,000 in connection with the third quarter fiscal 1996 restructuring. The Company has taken steps to significantly reduce its operating expenses, through several reductions in work force, as well as the disposition of several business units that are not within the Company's core financial software application business. However, the Company has continued to experience negative cash flow from operations. If the Company is not successful in achieving targeted revenues, the Company may be required to take further actions to align its operating expenses with its reduced revenues, such as further reductions in work force or the closing or sale of business units.

Disruption of Revenues. The negative events that have occurred at the Company since April 1994, including the fiscal 1994 restatement of the Company's financial statements for prior periods, an investigation by the SEC relating to the circumstances underlying the restatement and a securities class action lawsuit; several reductions in force, the closing of business units and poor financial performance, all have caused potential customers to curtail purchasing decisions or make purchases from other software vendors and have, accordingly, adversely impacted the Company's ability to generate revenue. Although, the Company has settled the securities class action, and raised additional equity financing, the negative effects on revenue from the negative events at the Company have continued. There can be no assurance that the difficulty in closing software licenses will not continue in the future or that authorized dealers or authorized consultants will continue to represent the Company's products and, accordingly, revenues may be significantly impacted in the future.

Fluctuations in Quarterly Operating Results. The Company's operating results can vary substantially from period-to-period. The Company's quarterly operating results fluctuate in part due to the number and timing of new product introductions and enhancements, discontinuance of product lines, the timing of product orders and shipments, recognition of deferred revenue upon the Company's completion of its contractual obligations, marketing and product development expenditures and promotional programs. A significant portion of the Company's quarterly revenues are recorded in the final month of the quarter, with a concentration of such revenues in the final 10 business days of that month. Also, the timing of the closing of direct sales in the latter part of each quarter increases the risk of quarter-to-quarter fluctuations. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. If revenues do not meet the Company's expectations in any given quarter, operating results may be adversely affected. There can be no assurance that the Company will be profitable in any quarter or at all.

Dependence on Distribution Channels. As part of the second quarter fiscal 1996 restructuring, the Company terminated its direct sales force for its Platinum(R) SQL Enterprise product line and decided to distribute all of its products exclusively through third-party dealers and value added resellers.
The Company's distribution channel
includes distributors, resellers, software consultants and systems integrators, and Authorized Consultants, which consist primarily of professional firms. Although no one of these distribution channel members is responsible for any material amount of the Company's license fees, the Company's results of operations could be adversely affected if significant numbers of its Authorized Dealers or Authorized Consultants were to cease distributing or recommending the Company's products or were to choose to emphasize competing products. Generally, the Company's agreements with its Authorized Dealers and Authorized Consultants do not require them to exclusively offer or recommend the Company's products and may be terminated by either party without cause.

Since the end of the second quarter of fiscal 1996, the Company hired three new senior executives. Following an assessment of the Company's business operations, the Company has decided to reestablish a direct sales force for its client server financial software, Platinum(R) SQL NT. There can be no assurance that the direct sales force will be successful in generating revenue or that it will not lead to conflicts with the Company's dealer channel.

The Company's Platinum SQL NT product was first introduced on a limited basis to the network of Authorized Dealers during the quarter ended December 31, 1994. Platinum SQL NT, a client/server financial software application designed to run exclusively on Microsoft Windows NT and Microsoft SQL server, is a more technically complex product than Platinum(R) for Windows and Platinum(R)-DOS and requires additional skill and training to successfully implement. The Company presently has over 70 authorized Platinum SQL NT dealers who have completed training and is actively seeking additional skilled Authorized Dealers to sell Platinum SQL NT. Delays in training Authorized Dealers or in recruiting additional skilled Authorized Dealers could adversely impact the Company's ability to generate license revenues from its Platinum SQL NT product line. The Company is emphasizing the enhancement and training of its dealer channel with a particular focus on Platinum SQL NT dealers by using its professional services personnel to work closely with such dealers. While recruiting new Platinum SQL NT dealers, the Company has generally provided 90 day payment terms, which has resulted in the dealers placing orders of Platinum SQL NT for stock in addition to orders for immediate resale to customers. The Company ceased the policy of granting 90 day terms in the quarter ended December 31, 1995. The Company has commenced rebuilding a direct sales force which is intended to complement the Company's indirect distribution channels for the Company's Platinum SQL NT product. There can be no assurance that the Company's direct or indirect sales efforts will be successful.

Dependence on Platinum SQL Enterprise and Platinum SQL NT Product Lines. Platinum SQL Enterprise, introduced in June 1992, and Platinum SQL NT, introduced in December 1994, are relatively new integrated financial and management information software products for use on client/server computing systems. It is common for complex programs such as Platinum SQL Enterprise and Platinum SQL NT to contain undetected errors when first released, which are discovered only after the product has been used with many different computer systems and in varying applications. The Company has been informed by customers of certain errors with respect to its Platinum SQL Enterprise and Platinum SQL NT products which the Company is addressing. The inability of the Company to correct the errors, or any significant delay in correcting the errors in Platinum SQL Enterprise and Platinum SQL NT will have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that significant technical problems will not be discovered, or if discovered, corrected in a timely manner. Technical problems with the current release of the database platforms which Platinum SQL Enterprise and Platinum SQL NT operate could impact sales of these Company products and any significant technical problems could have a material adverse effect on the Company's results of operations.

Employees. The Company recently appointed a new President and Chief Executive Officer, a new Senior Vice President of Marketing and Business Development, a new Senior Vice President of Worldwide Field Operations, a new Vice President of Sales, a new Vice President of Development and a new Vice President of Marketing. In addition, the Company reduced staff by approximately 100 in October 1995, and reduced staff by approximately 40 in February 1996. The Company's future operating results will depend on its ability to assimilate the changes in senior management and reductions in staff, and its ability to retain skilled employees.

New Product Introductions. The Company's future success will depend upon its ability to develop and successfully introduce new products and to enhance its current products on a timely basis as well as increasing customer acceptance of its existing products. The Company has two principal product lines, Platinum for Windows (including Platinum-DOS) and Platinum SQL NT. The Company continues to provide maintenance and support services for its Platinum SQL Enterprise product for existing customers. Platinum SQL NT was released in the quarter ended December 31, 1994 and the core accounting modules of Platinum for Windows were released during the quarters ended June 30, 1995 and December 31, 1995. Additional modules of Platinum for Windows are scheduled for release in calendar 1996. In the past, the Company has occasionally experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing these new products or product enhancements on a timely basis or that the Company will not experience significant delays in introducing the products in the future, which could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.

Dependence on Client/Server Environment. The Company's development tools, application products and consulting and education services are intended to help organizations build, customize or deploy solutions that operate in a client/server computing environment. The client/server market is relatively new and there can be no assurance that organizations will continue to adopt client/server environments or that customers of the Company that have begun the migration to a client/server environment will broadly implement this model of computing. The Company's future financial performance will depend in large part on continued growth in the market for client/server software applications and related services, which in turn will depend in part on the growth in the number of organizations implementing client/server computing environments and the number of applications developed for use in those environments. There can be no assurance that these markets will continue to grow or that the Company will be able to respond effectively to the evolving requirements of these markets. If the market for client/server application products and services does not grow in the future, or grows more slowly than the Company anticipates, or if the Company fails to respond effectively to evolving requirements of this market, the Company's business, financial condition and results of operations would be materially adversely affected.

Competition. The financial computer software industry is intensely competitive and rapidly changing. A number of companies offer products similar to the Company's products that target the same markets. Some of the Company's existing competitors, as well as a number of new potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than the Company. There can be no assurance that competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. The Company's future success will depend significantly upon its ability to increase its share of its target markets and to license additional products and product enhancements to existing customers. The adverse publicity relating to the restatement of previously issued financial results has resulted in increased competitive challenges, which the Company expects will continue. In addition, adverse publicity relative to the Company's restructuring efforts, downsizing and poor financial results has resulted in further competitive challenges. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's results of operations.

Exposure to Rapid Technological Change. The market for the Company's financial accounting software products is characterized by rapid technological advances, changes in end-user requirements, frequent new product introductions and enhancements, and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render the Company's existing products and products under development obsolete and unmarketable. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by enhancing its current products and by developing and introducing on a timely basis new products that keep pace with technological developments and emerging industry standards, respond to evolving end user requirements and achieve market acceptance. Any failure by the Company to anticipate or adequately respond to technological developments or end-user requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or reduced revenues. If the Company is unable, for technological or any other reason, to develop, introduce and sell its products in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, operating results and financial condition.

Shares Eligible for Future Sale. As of April 30, 1996, the Company had 16,479,261 shares of common stock outstanding. There are presently 2,490,000 shares of Series B Preferred Stock and 231,598 shares of Series C Preferred Stock outstanding. Each share of Series B Preferred Stock is convertible into one share of common stock, as adjusted for stock dividends, combinations or splits at the option of the holder. Each share of Series C Preferred Stock is convertible into ten shares of common stock, as adjusted for stock dividends, combinations or splits at the option of the holder. As a result, the Series B and Series C Preferred Stock are convertible into 2,490,000 and 2,315,980 shares of common stock, respectively. The holders of the Series B and Series C Preferred Stock have the right to cause the Company to register the sale of the shares of common stock issuable upon conversion of the Series B and Series C Preferred Stock. In addition, the Company has elected to repay the $15,000,000 principal amount debenture it issued as part of the settlement of certain class action securities litigation filed against the Company by issuing 1,528,988 shares of common stock. These shares will be freely tradable. Also, the Company has a substantial number of options or shares issuable to employees under employee option plans. In addition, certain third parties hold warrants to purchase an aggregate of 120,000 shares of common stock. The holders of these warrants have the right to require the Company to register the sale of the shares of common stock issuable upon exercise of the warrants. As a result, a substantial number of shares of common stock will be eligible for sale in the public market at various times in the future. Sales of substantial amounts of such shares could adversely affect the market price of the Company's common stock.


Possible Volatility of Stock Prices. The market prices for securities of technology companies, including the Company, have been volatile. Quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, announcements of major contract awards and other events or factors may have a significant impact on the market price of the Company's Common Stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. These conditions may adversely affect the market price of the Company's Common Stock.




                                USE OF PROCEEDS

         The proceeds from the sale of each Selling Stockholder's Common Stock will belong to the Selling Stockholder. The Company will not receive any proceeds from such sales of the Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the Selling Stockholders, the nature of their position, office, or other material relationship with the Company within the past three years, if applicable, the number of shares of Common Stock owned by such Selling Stockholders prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholders after the offering.

                                                                                             Shares Owned
                                                                                           After Offering(1)
                                                     Shares Owned          Shares          -----------------
Name                                               Prior to Offering       Offered         Number    Percent
- ----                                               -----------------       -------         ------    -------
L. George Klaus,                                       2,000,000          2,000,000          --       --
  President and Chief Executive Officer

William R. Pieser,                                       500,000            500,000          --       --
  Senior Vice President of Marketing and
  Business Development


- -------------------------------------------

(1)   Assumes Selling Stockholder sells all of the shares offered hereby.



                              PLAN OF DISTRIBUTION

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq NM or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

         The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, Newport Beach, California.


                                    EXPERTS

         The financial statements and schedules of the Company at June 30, 1995 and June 30, 1994 and for the years ended June 30, 1995 and June 30, 1994 incorporated by reference herein and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.
The results of operations for the year ended June 30, 1993 incorporated by reference herein and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (ii) acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions involving reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of the risk of serious injury to the Company or its stockholders, (v) acts or omissions that constitute an unexpected pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (vi) improper transactions between a director and the Company, and (vii) improper distributions and loans to directors and officers. This provision does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

         In addition, the Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which requires the Company to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to the Company.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                                                                           2,500,000 SHARES

                                                                                     PLATINUM SOFTWARE CORPORATION

                                                                                             COMMON STOCK



                                                                                               --------
                                                                                              PROSPECTUS
                                                                                               --------




                 No dealer, salesperson or any other person has
                 been authorized to give any information or to                              JUNE ___, 1996
                 make any representations other than those
                 contained in this Prospectus and, if given or
                 made, such information or representations must
                 not be relied upon as having been authorized by
                 the Company.  This Prospectus does not
                 constitute an offer to sell or a solicitation
                 of an offer to buy to any person in any
                 jurisdiction in which such offer or
                 solicitation would be unlawful or to any person
                 to whom it is unlawful.  Neither the delivery
                 of this Prospectus nor any offer or sale made
                 hereunder shall, under any circumstances,
                 create any implication that there has been no
                 change in the affairs of the Company or that
                 information contained herein is correct as of
                 any time subsequent to the date hereof.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
- -------------------------------------------------

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1995;

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1996, and March 31, 1996;

         (c) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the prospectus referred to in (a) above.

         (d) The description of the Company's Common Stock which is contained in the Company's registration statement on Form 8-A filed on October 15 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future, annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
- -----------------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
- ------------------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
- ---------------------------------------------------

         (a) As permitted by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

         (b) The Amended and Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Amended and Restated Bylaws provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

         (c) The Amended and Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its officers and directors. The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide for the indemnification of directors and officers of the Company against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by laws.

Item 7.  Exemption from Registration Claimed.
- ---------------------------------------------

         Not applicable.

Item 8.  Exhibits.
- ------------------

4.1     Restricted Stock Purchase Agreement, dated February 7, 1996, between the Company and L. George Klaus.
        (Incorporated by reference to Exhibit 10.34 to Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1996.)

4.2     Restricted Stock Purchase Agreement, dated February 7, 1996, between the Company and William R. Pieser.
        (Incorporated by reference to Exhibit 10.36 to Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1996.)

5       Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation.

23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in Exhibit 5).

23.2    Consent of Ernst & Young LLP, Independent Accountants.

23.3    Consent of Arthur Andersen LLP, Independent Accountants.

24      Power of Attorney (included on the signature page to the Registration Statement - see page II-4 and II-5).

Item 9.  Undertakings.
- ----------------------
         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act;

                          (ii)     To reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post- effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of June, 1996.



                                         PLATINUM SOFTWARE CORPORATION



                                         By:  /s/ L. George Klaus
                                            --------------------------------
                                                  L. George Klaus
                                                  Chief Executive Officer
                                                  and President


                               POWER OF ATTORNEY

         We, the undersigned officers and directors of Platinum Software Corporation, do hereby constitute and appoint L. George Klaus and Michael J. Simmons, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                       Title                          Date
     ---------                       -----                          ----


 /s/ L. George Klaus         Chief Executive Officer,           June 19, 1996
 ----------------------      President and Director
     L. George Klaus         (Principal Executive Officer)


 /s/ Michael J. Simmons      Chief Financial Officer            June 19, 1996
 ----------------------      (Principal Financial Officer)
     Michael J. Simmons


 /s/ Paul G. Mazzarella      Controller (Principal              June 19, 1996
 ----------------------      Accounting Officer)
     Paul G. Mazzarella





                       (Signatures continued next page)

               (POWER OF ATTORNEY SIGNATURES CONTINUED THIS PAGE)



   /s/ Carmelo J. Santoro           Chairman of the Board     June 19, 1996
   -----------------------
       Carmelo J. Santoro


   /s/ W. Douglas Hajjar            Director                  June 19, 1996
   -----------------------
       W. Douglas Hajjar


   /s/ Richard J. Goeglein          Director                  June 19, 1996
   -----------------------
       Richard J. Goeglein


   /s/ Charles V. Prothro           Director                  June 19, 1996
   -----------------------
       Charles V. Prothro


   /s/ Waldo J. Richards            Director                  June 19, 1996
   -----------------------
       Waldo J. Richards


   /s/ L. John Doerr                Director                  June 19, 1996
   -----------------------
       L. John Doerr


   /s/ Arthur J. Marks              Director                  June 19, 1996
   -----------------------
       Arthur J. Marks


   /s/ Robert Finzi                 Director                  June 19, 1996
   -----------------------
       Robert Finzi


   /s/ Donald R. Dixon              Director                  June 19, 1996
   -----------------------
       Donald R. Dixon

                                 EXHIBIT INDEX


 Exhibit Number                            Description                        Sequential Page Number
 --------------                            -----------                        ----------------------
     4.1               Restricted Stock Purchase Agreement, dated
                       February 7, 1996, between the Company and L.
                       George Klaus.  (Incorporated by reference to
                       Exhibit 10.34 to Registrant's Quarterly Report on
                       Form 10-Q for the period ended March 31, 1996.)

     4.2               Restricted Stock Purchase Agreement, dated
                       February 7, 1996, between the Company and William
                       R. Pieser. (Incorporated by reference to Exhibit
                       10.36 to Registrant's Quarterly Report on Form 10-
                       Q for the period ended March 31, 1996.)

     5.1               Opinion of Stradling, Yocca, Carlson & Rauth, a
                       Professional Corporation.

     23.1              Consent of Ernst & Young LLP, Independent
                       Accountants.

     23.2              Consent of Arthur Andersen LLP, Independent
                       Accountants.

     23.3              Consent of Stradling, Yocca, Carlson & Rauth, a
                       Professional Corporation (included in Exhibit
                       5.1).


     24 Power of Attorney (included on the signature page to the Registration Statement - see pages II-4 and II-5).